As filed with the Securities and Exchange Commission on October 21, 2009
Registration Nos. 333-108477

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 on Form S-1 to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
DPH Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3714 (Primary Standard Industrial Classification Code Number)	38-3430473 (I.R.S. Employer Identification No.)
5725 Delphi Drive
Troy, Michigan 48098
(Address of Principal Executive Offices)
John C. Brooks
President, Secretary and Treasurer
DPH Holdings Corp.
5725 Delphi Drive, Troy, Michigan 48098
(248) 813-2143
(Name, Address and Telephone Number of Agent For Service)
Approximate date of commencement of proposed sale to the public: Not applicable. Deregistration of unsold securities.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-108477) filed on September 3, 2003 by Delphi Corporation (the “Company”), a Delaware corporation (as heretofore amended, the “Registration Statement”), is to deregister all remaining securities available for issuance thereunder. Specifically the Registration Statement registered an aggregate of $1,500,000,000 securities of the Company, consisting of an unspecified amount of debt securities (“Debt Securities”), the Company’s preferred stock having a par value of $.01 per share (the “Preferred Stock”), the Company’s common stock having a par value of $.01 per share (the “Common Stock”), depository shares representing a fractional interest in a share of a particular series of Preferred Stock, warrants for the purchase of Debt Securities, Preferred Stock or Common Stock, stock purchase contracts and equity units, trust preferred securities and related Debt Securities and guarantees (collectively the “Securities”). In October 2003, $250,000,000 aggregate liquidation preference amount of
8 1/4% Cumulative Trust Preferred Securities were issued under the Registration Statement. In November 2003, $150,000,000 aggregate liquidation preference amount of Adjustable Rate Trust Preferred Securities were issued under the Registration Statement.
On October 6, 2009, the Company’s plan of reorganization, as confirmed by the United States Bankruptcy Court for the Southern District of New York on July 30, 2009, became effective and all outstanding Securities were cancelled. At such time, the Company emerged from bankruptcy as DPH Holdings Corp., a Delaware corporation. As of this date, there remains an aggregate of $1,100,000,000 Securities registered pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to remove from registration all Securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. This Post-Effective Amendment No. 1 is being filed in accordance with the undertaking set forth in Part II, Item 17(a)(3) of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 21st day of October, 2009.

DPH HOLDINGS CORP.
By:	/s/ John C. Brooks
	Name:	John C. Brooks
	Title:	President, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ John C. Brooks	President, Secretary, Treasurer and Sole Director
John C. Brooks

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